PRESS RELEASE

JetBlue Submits Enhanced Superior Proposal
to Acquire Spirit

By adding clear divestiture commitments and a reverse break-up fee to its previous all-cash offer, JetBlue offers more value and certainty to Spirit shareholders than the Frontier transaction

Travelers shouldn’t have to choose between a low fare and a great experience; ‘JetBlue Effect’ is more effective than ultra-low-cost carriers in bringing down legacy carrier fares

NEW YORK (May 2, 2022) – JetBlue (NASDAQ: JBLU) today announced it has enhanced its proposal to the Board of Directors of Spirit (NYSE: SAVE) to acquire all of the outstanding common stock of Spirit for $33 cash per share. The enhanced proposal offers Spirit shareholders both superior financial value and greater certainty than the Frontier transaction:

•Divestiture commitment: If necessary, JetBlue would agree to divest assets of JetBlue and Spirit up to a material adverse effect on Spirit, with a limited carve-out for actions that would adversely impact JetBlue's Northeast Alliance (NEA) with American Airlines.

•Remedy package to address NEA and regulatory concerns: JetBlue would offer a remedy package that includes the divestiture of all Spirit assets in New York and Boston so that JetBlue does not increase its presence in the airports covered by the NEA. The package would also include gates and assets at other airports, including Fort Lauderdale.

•Reverse break-up fee: JetBlue would provide for a $200 million reverse break-up fee, representing approximately $1.80 per Spirit share, that would become payable to Spirit in the unlikely event the JetBlue transaction is not consummated for antitrust reasons.

•Superior, all-cash premium: JetBlue’s proposal continues to offer Spirit shareholders $33 in cash per common share, a 47% premium to the value of the Frontier transaction as of April 29, 2022a and a 52% premium to Spirit’s share price as of February 4, 2022b (the last trading day prior to the Spirit-Frontier announcement).

“By creating a national competitor to the Big Four airlines, this transaction would deliver meaningful benefits for customers, superior value for shareholders of both airlines, and new opportunities for our combined crewmembers,” said Robin Hayes, chief executive officer, JetBlue. “We have confidence that we can complete this transaction to bring more low fares and great service to more customers. A JetBlue-Spirit combination will deliver enhanced financial strength and accelerate revenue growth and profitability for JetBlue shareholders.”

The regulatory commitments in JetBlue’s enhanced offer represent a significant improvement compared to those offered by Frontier. The revised offer comes after Spirit limited JetBlue’s access to important due diligence data yet requested unprecedented commitments from JetBlue that far exceed those in prior airline transactions.

“Spirit shareholders would be better off with the certainty of our substantial cash premium, regulatory commitments, and reverse break-up fee protection,” Hayes said. “The Frontier transaction has a similar regulatory profile to ours but offers no divestiture commitment and no reverse break-up fee while the uncertain value of Frontier’s stock exposes Spirit shareholders to significant risk. We hope the Spirit Board will now recognize that ours is clearly a superior proposal and engage with us more constructively than they have to date. We are making our

PRESS RELEASE

offer public so their shareholders are aware this attractive value-creating opportunity is available to them.”

Spirit shareholders will assume a number of risks if the Frontier transaction moves forward:

•Frontier is not required to undertake any divestitures to obtain the necessary regulatory approvals to close its transaction, despite having greater overlap with Spirit on nonstop routes than JetBlue does, among other regulatory hurdles.

•Frontier is not required to pay a reverse break-up fee if the transaction is not consummated for antitrust reasons even though the Frontier transaction has a similar regulatory profile as the proposed transaction with JetBlue.

•The value of Frontier’s stock, the basis for the transaction’s value to Spirit shareholders, is subject to significant risks and has already declined approximately 14% since Frontier’s offer was announced. Specifically, the value of Frontier’s stock declined from $12.39 on February 4, 2022, to $10.61 on April 29, 2022, which translated into a deterioration of the value of the Frontier transaction of $3.41 per Spirit share or approximately $370 million.

•The financial projections underpinning the transaction with Frontier are based on unrealistically optimistic assumptions, especially with respect to costs associated with personnel attrition and wage inflation. Their model does not consider any wage increases for team members, including pilots, at a time of high attrition and an anticipated shortage of pilots.

JetBlue Effect 3x Greater than ULCCs; Similar Regulatory Profile to Frontier
A combined JetBlue-Spirit will create a more compelling national low-fare competitor to challenge the Big Four airlines that control more than 80% of the U.S. market. When JetBlue introduces its unique combination of low fares and award-winning service onto new routes, legacy carriers lower their fares and customers win with more choice. With its positive effect on competition, and backed by its regulatory commitments, JetBlue has a high degree of confidence in its ability to achieve regulatory approval of its acquisition of Spirit.

•JetBlue’s entry into new nonstop routes triggers fare decreases from legacy airlines that are more significant than those resulting from ultra-low-cost carriers (ULCCs) – approximately 16%, or three times the result of ULCCs on legacy nonstop routes – known as the JetBlue Effect.

•The faster expansion of JetBlue and the JetBlue Effect, coupled with a proposed remedy package and the continued expansion of other ULCCs, will address regulatory concerns that Spirit, the regulators, or the courts may have.

•Both transactions would result in companies of similar size, creating the No. 5 U.S. airline: JetBlue/Spirit would have a 9% market share based on full year 2022 seats compared to 8% for a combined Frontier/Spirit.

•Contrary to common misperceptions, JetBlue has significantly less overlap with Spirit in terms of flights, seats, and ASMs than Frontier in the metropolitan areas served by both.c JetBlue overlaps with Spirit only on 48 nonstop routes compared to Spirit and Frontier’s overlap on 76 nonstop routes.c

•The NEA – which JetBlue strongly believes will be allowed to continue because the alliance is delivering the customer benefits promised – is not a factor in this transaction. Given the remedy package, JetBlue's analysis finds that the presence of the NEA would have no meaningful economic effect in a JetBlue-Spirit transaction.

PRESS RELEASE

“Customers shouldn’t have to choose between a low fare and a great experience, and with JetBlue, it’s possible for customers to have both,” Hayes said. “Both the NEA and the proposed Spirit transaction are strategic actions that accelerate our existing growth plan and bring the JetBlue Effect to more customers in the Northeast, Florida, and around the country. By bringing together the power of the JetBlue and Spirit teams, this combination would strengthen JetBlue’s ability to grow, deliver outstanding service, and compete in a domestic market dominated by the four largest airlines. We look forward to delivering these benefits to all stakeholders once Spirit determines our proposal to be superior and we close the transaction.”

Supporting Information
JetBlue has posted updated slides for investors on its investor relations website at the following web address: http://investor.jetblue.com.

Advisors
Goldman Sachs & Co. LLC is serving as JetBlue’s financial advisor and Shearman & Sterling LLP is serving as JetBlue’s legal advisor.

a Represents premium over the value of the Frontier transaction of $22.42 as of April 29, 2022, based on Frontier’s last closing price and the terms of the merger agreement between Spirit and Frontier.
b Represents premium over Spirit’s $21.73 closing share price on February 4, 2022.
c Based on full-year data for both 2019 and 2021 based on scheduled flights/seats/ASMs.
d Based on Q1-Q3 2021 DOT data.

Forward Looking Statements
Statements in this press release contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. These statements are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. When used in this document, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, those listed in our U.S. Securities and Exchange Commission (“SEC”) filings, matters of which we may not be aware, the coronavirus pandemic including new and existing variants, the outbreak of any other disease or similar public health threat that affects travel demand or behavior, the outcome of any discussions between JetBlue and Spirit with respect to a possible transaction, including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any such transaction will be materially different from those described herein, the conditions to the completion of the possible transaction, including the receipt of any required stockholder and regulatory approvals and, in particular, our expectation as to the likelihood of receipt of antitrust approvals, JetBlue’s ability to finance the possible transaction and the indebtedness JetBlue expects to incur in connection with the possible transaction, the possibility that JetBlue may be unable to achieve expected synergies and operating efficiencies within the expected timeframes or at all and to successfully integrate Spirit’s operations with those of JetBlue, and the possibility that such integration may be more difficult, time-consuming or costly than expected or that operating costs and business disruption (including, without limitation, disruptions in relationships with employees, customers or suppliers) may be greater than expected in connection with the possible transaction. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Further information concerning these and other factors is contained in JetBlue’s SEC filings, including but not limited to, JetBlue’s 2021 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. In light of these risks and uncertainties, the forward-looking events discussed in this press release might not occur. Our forward-looking statements speak

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only as of the date of this press release or as of the dates so indicated. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Information and Where to Find It
This press release relates to a proposal which JetBlue has made for a business combination transaction with Spirit. In furtherance of this proposal and subject to future developments, JetBlue (and, if a negotiated transaction is agreed to, Spirit) may file one or more proxy statements or other documents with the SEC. This communication is not a substitute for any proxy statement or other document JetBlue and/or Spirit may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF JETBLUE AND SPIRIT ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE POSSIBLE TRANSACTION. Any definitive proxy statement (if and when available) will be mailed to stockholders of Spirit. Investors and security holders of Spirit and JetBlue will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by JetBlue and Spirit through the web site maintained by the SEC at http://www.sec.gov.

Participants in the Solicitation
This press release is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, JetBlue and certain of its directors and executive officers may be deemed to be participants in any solicitation with respect to the proposed transaction under the rules of the SEC. Information regarding the interests of these participants in any such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available. These documents can be obtained free of charge as described in the preceding paragraph.

No Offer or Solicitation
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About JetBlue Airways
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles, Orlando, and San Juan. JetBlue carries customers across the U.S., Caribbean, and Latin America, and between New York and London. For more information, visit JetBlue.com.

JetBlue Corporate Communications
Tel: +1.718.709.3089
corpcomm@jetblue.com

JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com

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